Exhibit 99.1

NN, Inc.
6210 Ardrey Kell Road, Suite 120
Charlotte, NC 28277

FOR IMMEDIATE RELEASE

NN, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

NN delivers performance as expected in first full year of transformation

NN is accelerating and further refining transformation plans in 2025

CHARLOTTE, N.C., March 5, 2025 – NN, Inc. (NASDAQ: NNBR) (“NN” or the “Company”), a global diversified industrial company that engineers and manufactures high-precision components and assemblies, today reported its financial results for the fourth quarter and full-year ended December 31, 2024. Key results for the quarter and full-year ended 2024 include (compared with the fourth quarter and full-year of 2023):

•Net sales of $106.5 million and $464.3 million, decreased by 5.3% and 5.1%, respectively.
•Pro forma net sales, adjusted for sale of Lubbock, rationalized business, and other pro forma adjustments, increased by 2.0% and declined by 0.2%, respectively.
•GAAP earnings per share of $(0.51) and $(1.11), respectively.
•Adjusted earnings per share of $(0.02) and $(0.17), respectively.
•Adjusted EBITDA of $12.1 million and $48.3 million, an increase of $2.1 million and $5.2 million, respectively.
•NN’s first full year of transformation plan was a success – upgraded its leadership team, rationalized money-losing legacy business, secured new program awards to offset rationalized business and create a path to year-over-year growth, increased gross profit margins, decreased borrowing rates, and decreased leverage.
•$73 million of new business wins in 2024, topping the previous record of $63 million in 2023.
•NN is tracking on pace with its 5-year sales growth and diversification goals and has delivered a 2-year new business wins total of $136 million. The Company has won $13 million in new wins in 2025 YTD and remains on pace with its business development efforts.
•The Company is on pace to achieve its organic growth goal of reaching $600 million in sales.
•New wins have begun launching and ramping into the Company’s sales run-rates with over 70 programs scheduled for start-of-production during 2025; approximately $21 million of new business is being launched in Q1 2025 across multiple plants and countries.

•NN’s China operations sales growth continues at a measured pace, up by 15.6% and 20.6%, versus the prior year fourth quarter and full-year, respectively. NN’s China operations continue to fund their own growth through local cash flow generation.
•NN’s Term Loan refinancing process continues, and the transaction will enable the Company to continue its 5-year transformation plans.

“We are pleased overall with the results of our first full year of our transformation plan, during which we made immediate and significant progress.” said Harold Bevis, President and Chief Executive Officer of NN, Inc. “We also gained the confidence to accelerate our pace. A few highlights are as follows:

•Upgraded a significant number of leadership positions, including upgrades across our C-suite, and among our operational leaders, commercial leaders, and finance team. NN is adding to and creating the most competitive engineering and business development team in the history of the Company, adding to our Stamped Products, Electrical, and Medical teams.
•In 2025, we are launching the highest number of new products in recent history. By being careful and selective, we have been able to keep our cash capex spending to normal levels by leveraging our $340 million installed base of machinery and equipment and $56 million of land and buildings.
•We have significantly improved the underperforming performance at the ‘Group of 7’ plants that had previously generated $112.6 million of net sales and negative $11.5 million of adjusted EBITDA in 2023; we have fixed four plants and we are closing three. In 2025, we expect this same set of plants to generate $5 million of adjusted EBITDA.
•Growth of the US electrical grid power business is expected to continue in 2025 as electrical demand increases due to data centers, electric, and hybrid vehicles.”

Mr. Bevis concluded, “Looking ahead to 2025, as we continue along our transformation path, we are focused on creating a refreshed and extended balance sheet, stronger free cash flow, a powerful new business acquisition program, and a further strengthening of our management team. I would like to thank the NN team and our partners who are working together to create sustainable value.”

Fourth Quarter Results
Net sales were $106.5 million, a decrease of 5.3% compared to the fourth quarter of 2023 net sales of $112.5 million, which was primarily due to the sale of our Lubbock operations, lower volumes, and unfavorable foreign exchange effects of $1.6 million. As a result, on a pro forma basis, sales increased 2% over the same period of prior year.

Loss from operations was $16.9 million compared to a loss from operations of $7.9 million in the fourth quarter of 2023. The increased loss from operations was primarily due to lower sales volume.
Income from operations for Power Solutions was $1.3 million compared to income from operations of $2.8 million for the same period in 2023. Loss from operations for Mobile Solutions was $12.9 million compared to loss from operations of $5.7 million for the same period in 2023.
Net loss was $21.0 million compared to net loss of $20.5 million for the same period in 2023.
Full-Year Results
Net sales decreased by $25.0 million, or 5.1%, during the year ended December 31, 2024, compared to the year ended December 31, 2023, primarily due to the sale of our Lubbock operations, customer settlements received in 2023, rationalized volume at plants undergoing turnarounds and unfavorable foreign exchange effects of $3.5 million. These decreases were partially offset by the net impact of contractual pass-through material pricing provisions. As a result, on a pro forma basis, sales decreased 0.2%.

Loss from operations was $27.5 million in the year ended December 31, 2024 compared to a loss from operations of $21.8 million in the year ended December 31, 2023, primarily due to lower revenue, the impairment of machinery and equipment at a plant that will close in 2025, higher travel, stock compensation and severance expense, partially offset by lower salaries due to a reduction in headcount.

Net loss was $38.3 million compared to net loss of $50.2 million for the same period in 2023. The improvement is primarily due to the $7.2 million gain on sale of the Lubbock operations and a decrease in noncash derivative mark-to-market losses, as well as increased share of net income from joint venture.
Fourth Quarter Adjusted Results
Adjusted income from operations for the fourth quarter of 2024 was $2.4 million compared to adjusted loss from operations of $1.4 million for the same period in 2023. Adjusted EBITDA was $12.1 million, or 11.3% of sales, compared to $10.0 million, or 8.9% of sales, for the same period in 2023.
Adjusted net loss was $0.9 million, or $0.02 per diluted share, compared to adjusted net loss of $4.9 million, or $0.10 per diluted share, for the same period in 2023. Free cash flow was a generation of cash of $3.8 million compared to a generation of cash of $1.3 million for the same period in 2023.
Power Solutions
Net sales for the fourth quarter of 2024 were $39.2 million compared to $43.3 million in the same period in 2023.
The decrease is primarily due to lower volumes, including from the sale of the Lubbock operations, offset partially by pricing.

Net sales decreased by $5.4 million, or 2.9%, during the year ended December 31, 2024, compared to the year ended December 31, 2023, primarily due to the sale of our Lubbock operations, premium pricing received on a certain customer project during the first quarter of 2023, and unfavorable foreign exchange effects of $0.2 million. These decreases were partially offset by higher precious metals pass-through pricing.

Adjusted income from operations was $4.6 million compared to adjusted income from operations of $5.8 million in the fourth quarter of 2023. The decrease in adjusted income from operations was primarily due to the lower revenue, including from the sale of the Lubbock operations, partially offset by cost reduction initiatives.

Income from operations increased by $2.0 million during the year ended December 31, 2024 compared to the same period in the prior year, primarily due to an increase in sublease income earned on closed facilities and lower depreciation and amortization expense due to sold or fully utilized assets.

Mobile Solutions
Net sales for the fourth quarter of 2024 were $67.4 million compared to $69.2 million in the fourth quarter of 2023, a decrease of 2.7%. The decrease in sales was primarily due to rationalized volume at plants undergoing turnarounds, contractual reduction in customer pass-through material pricing, and unfavorable foreign exchange effects of $1.6 million.

Net sales decreased by $19.4 million, or 6.4%, during the year ended December 31, 2024, compared to the year ended December 31, 2023, primarily due rationalized volume at plants undergoing turnarounds, contractual reduction in customer pass-through material pricing, a customer settlement received in 2023 and unfavorable foreign exchange effects of $3.3 million.

Adjusted income from operations was $2.5 million compared to adjusted loss from operations of $2.3 million in the fourth quarter of 2023. The increase in adjustment income from operations was primarily due to the rationalization of underperforming business.

Loss from operations changed unfavorably by $6.3 million during the year ended December 31, 2024, compared to the prior year, primarily due to the impairment of machinery and equipment at a plant that will close in 2025. The change was also impacted by higher depreciation expense and selling, general and administrative costs.

2025 Outlook
Guidance assumes a similar FX, trade policy, and metal industry environment as in 2024.

Revenues should be between $450 to $480 million, depending on FX and tariff impacts
•At midpoint, slight growth over 2024 on a proforma basis
•Core performance metrics normalized for sale of Lubbock and rationalized business during 2024

Adjusted EBITDA should be between $53 and $63 million, depending on FX and tariff impacts
•At midpoint, up ~15% over 2024 on a proforma basis
•Core performance metrics normalized for sale of Lubbock and rationalized business during 2024

New business wins between $60 to $70 million
•Targeting larger amounts from stamped products, electrical products and medical products
•China will fund its own new wins program
•Continue to leverage $340 million of machinery and equipment to minimize cash capex spend

Chris Bohnert, Senior Vice President and Chief Financial Officer, commented, “The key end markets NN serves remain solid on balance, subject to potential impacts of foreign exchange rate fluctuations, volume uncertainty and tariff impacts. These uncertainties are initially moving us to the low half of the Revenue and adjusted EBITDA ranges for the full-year. We expect our profitability results to be supported by stronger margins as a result of cost-out actions and operational efficiencies, as well as the launching of new business wins. Our adjusted EBITDA forecast calls for solid year-over-year improvement driven by a combination of a stronger gross margin profile, and the benefit of our consistent actions to improve our fixed and variable cost structure.”

Mr. Bohnert concluded, “The refinancing of our Term Loan is in process and our focus remains on improving our financial flexibility and supporting our profitable growth strategy. While this process is influenced by NN’s positively evolving growth capital and capacity expansion needs, as well as the Company's changing cost structure, we expect this process to conclude in the first half of the year, which will provide us the runway needed to continue our multi-year transformation.”

Conference Call
NN will discuss its results during its quarterly investor conference call on March 6, 2024, at 9 a.m. ET. The call and supplemental presentation may be accessed via NN's website, www.nninc.com. The conference call can also be accessed by dialing 1-877-255-4315 or 1-412-317-6579. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call until March 6, 2026.
NN discloses in this press release the non-GAAP financial measures of adjusted income (loss) from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted common share, and free cash flow. Each of these non-GAAP financial measures provides supplementary information about the impacts of restructuring and integration expense, acquisition and transition expenses, foreign exchange impacts on inter-company loans, amortization of intangibles and deferred financing costs, and other non-operating impacts on our business.
The financial tables found later in this press release include a reconciliation of adjusted income (loss) from operations, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow to the U.S. GAAP financial measures of income (loss) from operations, net income (loss), net income (loss) per diluted common share, and cash provided (used) by operating activities.

About NN, Inc.
NN, Inc., a global diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has facilities in North America, Europe, South America, and Asia. For more information about the company and its products, please visit www.nninc.com.
Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These statements may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to NN, Inc. (the “Company”) based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project”, “achieve”, “growth”, “enable”, “improve”, or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that are outside of management’s control and that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector; the impacts of pandemics, epidemics, disease outbreaks and other public health crises on our financial condition, business operations and liquidity; competitive influences; risks that current customers will commence or increase captive production; risks of capacity underutilization; quality issues; material changes in the costs and availability of raw materials; economic, social, political and geopolitical instability, military conflict, currency fluctuation, and other risks of doing business outside of the United States; inflationary pressures and changes in the cost or availability of materials, supply chain shortages and disruptions, the availability of labor and labor disruptions along the supply chain; our dependence on certain major customers, some of whom are not parties to long-term agreements (and/or are terminable on short notice); the impact of acquisitions and divestitures, as well as expansion of end markets and product offerings; our ability to hire or retain key personnel; the level of our indebtedness; the restrictions contained in our debt agreements; our ability to obtain financing at favorable rates, if at all, and to refinance existing debt as it matures; our ability to secure, maintain or enforce patents or other appropriate protections for our intellectual property; new laws and governmental regulations; the impact of climate change on our operations; uncertainty of government policies and actions after recent U.S. elections in respect to global trade, tariffs and international trade agreements; and cyber liability or potential liability for breaches of our or our service providers’ information technology systems or business operations disruptions. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s filings made with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. The Company qualifies all forward-looking statements by these cautionary statements.

With respect to any non-GAAP financial measures included in the following document, the accompanying information required by SEC Regulation G can be found in the back of this document or in the “Investors” section of the Company’s web site, www.nninc.com, under the heading “News & Events” and subheading “Presentations.”

Investor & Media Contacts:
Joe Caminiti or Stephen Poe
NNBR@alpha-ir.com
312-445-2870

Financial Tables Follow

NN, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Net sales	$106,513	$112,533	$464,290	$489,270
Cost of sales (exclusive of depreciation and amortization shown separately below)	95,338	98,527	394,812	419,175
Selling, general, and administrative expense	12,365	11,603	49,481	47,436
Depreciation and amortization	10,150	11,477	45,302	46,120
Other operating expense (income), net	5,528	(1,131)	2,243	(1,657)
Loss from operations	(16,868)	(7,943)	(27,548)	(21,804)
Interest expense	5,452	5,653	22,095	21,137
Loss on extinguishment of debt	349	—	349	—
Other expense (income), net	65	8,760	(4,558)	10,730
Loss before provision for income taxes and share of net income from joint venture	(22,734)	(22,356)	(45,434)	(53,671)
Provision for income taxes	(1,216)	(904)	(2,410)	(2,285)
Share of net income from joint venture	2,974	2,719	9,571	5,806
Net loss	$(20,976)	$(20,541)	$(38,273)	$(50,150)
Other comprehensive income (loss):
Foreign currency transaction gain (loss)	(7,642)	5,016	(9,405)	1,410
Interest rate swap:
Change in fair value, net of tax	—	—	—	(230)
Reclassification adjustments included in net loss, net of tax	—	(449)	(1,007)	(1,815)
Other comprehensive income (loss)	$(7,642)	$4,567	$(10,412)	$(635)
Comprehensive loss	$(28,618)	$(15,974)	$(48,685)	$(50,785)
Basic and diluted net loss per common share:

Basic and diluted net loss per share	$(0.51)	$(0.50)	$(1.11)	$(1.35)
Shares used to calculate basic and diluted net loss per share	49,039	47,709	48,653	46,738

NN, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except per share data)	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$18,128	$21,903
Accounts receivable, net	61,549	65,545
Inventories	61,877	71,563
Income tax receivable	12,634	11,885
Prepaid assets	2,855	2,464
Other current assets	10,519	9,194
Total current assets	167,562	182,554
Property, plant and equipment, net	162,034	185,812
Operating lease right-of-use assets	39,317	43,357
Intangible assets, net	44,410	58,724
Investment in joint venture	34,971	32,701
Deferred tax assets	1,329	734
Other non-current assets	7,270	7,003
Total assets	$456,893	$510,885
Liabilities, Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,879	$45,480
Accrued salaries, wages and benefits	19,915	15,464
Income tax payable	659	524
Short-term debt and current maturities of long-term debt	5,039	3,910
Current portion of operating lease liabilities	6,038	5,735
Other current liabilities	13,382	10,506
Total current liabilities	83,912	81,619
Deferred tax liabilities	4,969	4,988
Long-term debt, net of current maturities	143,591	149,369
Operating lease liabilities, net of current portion	42,291	47,281
Other non-current liabilities	14,111	24,827
Total liabilities	288,874	308,084
Commitments and contingencies
Series D perpetual preferred stock	93,497	77,799
Stockholders' equity:
Common stock	499	473
Additional paid-in capital	455,811	457,632
Accumulated deficit	(333,621)	(295,348)
Accumulated other comprehensive loss	(48,167)	(37,755)
Total stockholders’ equity	74,522	125,002
Total liabilities, preferred stock, and stockholders’ equity	$456,893	$510,885

NN, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities
Net loss	$(38,273)	$(50,150)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	45,302	46,120
Amortization of debt issuance costs and discount	2,288	1,941
Paid-in-kind interest	2,677	2,239
Impairments of property, plant and equipment	6,546	—
Loss on extinguishment of debt and write-off of debt issuance costs	349	—
Total derivative loss (gain), net of cash settlements	(1,036)	11,933
Share of net income from joint venture, net of cash dividends received	(3,311)	(1,868)
Gain on sale of business	(7,154)	—
Share-based compensation expense	3,140	2,821
Deferred income taxes	(690)	(1,273)
Other	(1,074)	(785)
Changes in operating assets and liabilities:
Accounts receivable	(2,839)	9,087
Inventories	4,210	9,997
Other operating assets	(1,558)	(5,041)
Income taxes receivable and payable, net	(662)	(89)
Accounts payable	(3,894)	1,142
Other operating liabilities	7,049	3,270
Net cash provided by operating activities	11,070	29,344
Cash flows from investing activities
Acquisition of property, plant and equipment	(18,314)	(20,496)
Proceeds from sale of property, plant, and equipment	306	2,898
Proceeds received from sale of business	17,000	—
Net cash used in investing activities	(1,008)	(17,598)
Cash flows from financing activities
Proceeds from long-term debt	63,400	61,000
Repayments of long-term debt	(96,031)	(65,395)
Cash paid for debt issuance costs	(2,011)	(169)
Proceeds from sale-leaseback of equipment	8,324	—
Proceeds from sale-leaseback of land and buildings	16,863	—
Repayments of financing obligations	(781)	—
Proceeds from short-term debt	—	3,648
Other	(3,009)	(1,967)
Net cash used in financing activities	(13,245)	(2,883)
Effect of exchange rate changes on cash flows	(592)	232
Net change in cash and cash equivalents	(3,775)	9,095
Cash and cash equivalents at beginning of year	21,903	12,808
Cash and cash equivalents at end of quarter	$18,128	$21,903

Reconciliation of GAAP Income (Loss) from Operations to Non-GAAP Adjusted Income (Loss) from Operations

	Three Months Ended December 31,
(in thousands)
NN, Inc. Consolidated	2024	2023
GAAP loss from operations	$(16,868)	$(7,943)
Professional fees	568	225
Personnel costs (1)	1,577	1,175
Facility costs (2)	7,199	1,617
Amortization of intangibles	3,406	3,478
Fixed asset impairments	6,546	—
Non-GAAP adjusted income (loss) from operations (a)	$2,428	$(1,448)

Non-GAAP adjusted operating margin (3)	2.3%	(1.3)%
GAAP net sales	$106,513	$112,533

	Three Months Ended December 31,
(in thousands)
Power Solutions	2024	2023
GAAP income from operations	$1,307	$2,830
Professional fees	—	63
Personnel costs (1)	706	82
Facility costs (2)	51	141
Amortization of intangibles	2,567	2,640
Non-GAAP adjusted income from operations (a)	$4,631	$5,756

Non-GAAP adjusted operating margin (3)	11.8%	13.3%
GAAP net sales	$39,221	$43,330

	Three Months Ended December 31,
(in thousands)
Mobile Solutions	2024	2023
GAAP loss from operations	$(12,864)	$(5,686)
Personnel costs (1)	790	1,091
Facility costs (2)	7,148	1,476
Amortization of intangibles	839	838
Fixed asset impairments	6,546	—
Non-GAAP adjusted income (loss) from operations (a)	$2,459	$(2,281)

Share of net income from joint venture	2,974	2,719
Non-GAAP adjusted income from operations with JV (a)	$5,433	$438

Non-GAAP adjusted operating margin (3)	8.1%	0.6%
GAAP net sales	$67,351	$69,203

	Three Months Ended December 31,
(in thousands)
Elimination	2023	2022
GAAP net sales	$(59)	$—

(1)Personnel costs include recruitment, retention, relocation, and severance costs
(2)Facility costs include costs of opening / closing facilities and relocation / exit of manufacturing operations
(3)Non-GAAP adjusted operating margin = Non-GAAP adjusted income (loss) from operations / GAAP net sales

Reconciliation of GAAP Income (Loss) from Operations to Non-GAAP Adjusted Income (Loss) from Operations

	Year Ended December 31,
(in thousands)
NN, Inc. Consolidated	2024	2023
GAAP loss from operations	(27,548)	(21,804)
Professional fees	648	640
Personnel costs (1)	3,437	2,857
Facility costs (2)	8,280	7,271
Amortization of intangibles	13,723	14,167
Fixed asset impairments	6,546	—
Non-GAAP adjusted income from operations (a)	$5,086	$3,131

Non-GAAP adjusted operating margin (3)	1.1%	0.6%
GAAP net sales	464,290	489,270

	Year Ended December 31,
(in thousands)
Power Solutions	2024	2023
GAAP income from operations	13,111	11,096
Professional fees	—	63
Personnel costs (1)	887	204
Facility costs (2)	357	1,742
Amortization of intangibles	10,369	10,814
Fixed asset impairments	—	—
Non-GAAP adjusted income from operations (a)	$24,724	$23,919

Non-GAAP adjusted operating margin (3)	13.7%	12.9%
GAAP net sales	180,545	185,948

	Year Ended December 31,
(in thousands)
Mobile Solutions	2024	2023
GAAP loss from operations	(18,078)	(11,749)
Personnel costs (1)	1,739	1,593
Facility costs (2)	7,930	5,529
Amortization of intangibles	3,354	3,353
Fixed asset impairments	6,546	—
Non-GAAP adjusted income (loss) from operations (a)	$1,491	$(1,274)

Share of net income from joint venture	9,571	5,806
Non-GAAP adjusted income from operations with JV (a)	$11,062	$4,532

Non-GAAP adjusted operating margin (3)	3.9%	1.5%
GAAP net sales	283,944	303,335

	Year Ended December 31,
(in thousands)
Elimination	2024	2023
GAAP net sales	(199)	(13)

(1)Personnel costs include recruitment, retention, relocation, and severance costs
(2)Facility costs include costs of opening / closing facilities and relocation / exit of manufacturing operations
(3)Non-GAAP adjusted operating margin = Non-GAAP adjusted income (loss) from operations / GAAP net sales

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

	Three Months Ended December 31,
(in thousands)	2024	2023
GAAP net loss	$(20,976)	$(20,541)

Provision for income taxes	1,216	904
Interest expense	5,452	5,653
Write-off of unamortized debt issuance cost	349	—
Change in fair value of preferred stock derivatives and warrants	(1,618)	9,172
Depreciation and amortization	9,292	11,477
Professional fees	568	225
Personnel costs (1)	1,577	1,175
Facility costs (2)	7,199	1,617
Mexico VAT	632	—
Non-cash stock compensation	792	763
Non-cash foreign exchange (gain) loss on inter-company loans	1,031	(422)
Fixed asset impairments	6,546	—
Non-GAAP adjusted EBITDA (b)	$12,060	$10,023

Non-GAAP adjusted EBITDA margin (3)	11.3%	8.9%
GAAP net sales	$106,513	$112,533

(1) Personnel costs include recruitment, retention, relocation, and severance costs
(2) Facility costs include costs of opening / closing facilities and relocation / exit of manufacturing operations
(3) Non-GAAP adjusted EBITDA margin = Non-GAAP adjusted EBITDA / GAAP net sales

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

	Year Ended December 31,
(in thousands)	2024	2023
GAAP net loss	$(38,273)	$(50,150)

Provision for income taxes	2,410	2,285
Interest expense	22,095	21,137
Write-off of unamortized debt issuance cost	349	—
Change in fair value of preferred stock derivatives and warrants	72	10,814
Gain on sale of business	(7,154)	—
Depreciation and amortization	44,444	46,120
Litigation / settlement costs	—	—
Professional fees	648	640
Personnel costs (1)	3,437	2,857
Facility costs (2)	8,280	7,271
Mexico VAT	632	—
Non-cash stock compensation	3,140	2,823
Non-cash foreign exchange (gain) loss on inter-company loans	1,712	(676)
Fixed asset and goodwill impairments	6,546	—
Non-GAAP adjusted EBITDA (b)	$48,338	$43,121

Non-GAAP adjusted EBITDA margin (3)	10.4%	8.8%
GAAP net sales	464,290	489,270

(1) Personnel costs include recruitment, retention, relocation, and severance costs
(2) Facility costs include costs of opening / closing facilities and relocation / exit of manufacturing operations
(3) Non-GAAP adjusted EBITDA margin = Non-GAAP adjusted EBITDA / GAAP net sales

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income and GAAP Net Income (Loss) per Diluted Common Share to Non-GAAP Adjusted Net Income (Loss) per Diluted Common Share

	Three Months Ended December 31,
(in thousands)	2024	2023
GAAP net loss	$(20,976)	$(20,541)

Pre-tax professional fees	568	225
Pre-tax personnel costs	1,577	1,175
Pre-tax facility costs	7,199	1,617
Pre-tax foreign exchange (gain) loss on inter-company loans	1,031	(422)
Pre-tax write-off of unamortized debt issuance costs	349	—
Pre-tax change in fair value of preferred stock derivatives and warrants	(1,618)	9,172
Pre-tax amortization of intangibles and deferred financing costs	3,976	4,009
Pre-tax impairments of fixed asset costs	6,546	—
Mexico VAT	632	—
Tax effect of adjustments reflected above (c)	(207)	(107)
Non-GAAP adjusted net income (loss) (d)	$(923)	$(4,872)

	Three Months Ended December 31,
(per diluted common share)	2024	2023
GAAP net loss per diluted common share	$(0.51)	$(0.50)

Pre-tax professional fees	0.01	—
Pre-tax personnel costs	0.03	0.02
Pre-tax facility costs	0.15	0.03
Pre-tax foreign exchange (gain) loss on inter-company loans	0.02	(0.01)
Pre-tax write-off of unamortized debt issuance costs	0.01	—
Pre-tax change in fair value of preferred stock derivatives and warrants	(0.03)	0.19
Pre-tax amortization of intangibles and deferred financing costs	0.08	0.08
Pre-tax impairments of fixed asset costs	0.13	—
Mexico VAT	0.01	—
Preferred stock cumulative dividends and deemed dividends	0.09	0.09
Non-GAAP adjusted net income (loss) per diluted common share (d)	$(0.02)	$(0.10)
Shares used to calculate net earnings (loss) per share	49,039	47,709

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income and GAAP Net Income (Loss) per Diluted Common Share to Non-GAAP Adjusted Net Income (Loss) per Diluted Common Share

	Year Ended December 31,
(in thousands)	2024	2023
GAAP net income (loss)	$(38,273)	$(50,150)

Pre-tax foreign exchange (gain) loss on inter-company loans	1,712	(676)
Pre-tax professional fees	648	640
Pre-tax personnel costs	3,437	2,857
Pre-tax facility costs	8,280	7,271
Pre-tax write-off of unamortized debt issuance costs	349	—
Pre-tax change in fair value of preferred stock derivatives and warrants	72	10,814
Pre-tax change in gain on sale of business	(7,154)	—
Pre-tax amortization of intangibles and deferred financing costs	16,012	16,108
Pre-tax impairments of fixed asset costs	6,546	—
Mexico VAT	632	—
Tax effect of adjustments reflected above (c)	(412)	(592)
Non-GAAP adjusted net income (loss) (d)	$(8,151)	$(13,728)

	Year Ended December 31,
(per diluted common share)	2024	2023
GAAP net income (loss) per diluted common share	$(1.11)	$(1.35)

Pre-tax foreign exchange (gain) loss on inter-company loans	0.04	(0.01)
Pre-tax professional fees	0.01	0.01
Pre-tax personnel costs	0.07	0.06
Pre-tax facility costs	0.17	0.16
Pre-tax write-off of unamortized debt issuance costs	0.01	—
Pre-tax change in fair value of preferred stock derivatives and warrants	—	0.23
Pre-tax change in gain on sale of business	(0.15)	—
Pre-tax amortization of intangibles and deferred financing costs	0.28	0.30
Pre-tax impairments of fixed asset costs	0.13	—
Mexico VAT	0.01	—
Tax effect of adjustments reflected above (c)	(0.01)	(0.01)
Preferred stock cumulative dividends and deemed dividends	0.32	0.28
Non-GAAP adjusted net income (loss) per diluted common share (d)	$(0.17)	$(0.29)
Weighted average common shares outstanding	48,653	46,738

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$6,681	$5,454	$11,070	$29,344
Acquisition of property, plant, and equipment	(2,962)	(4,204)	(18,314)	(20,496)
Proceeds from sale of property, plant, and equipment	40	22	306	2,898
Proceeds from sale-leaseback of equipment	—	—	8,324	—
Transaction costs incurred from sale of business	—	—	1,566	—
Free cash flow	$3,759	$1,272	$2,952	$11,746

The Company discloses in this presentation the non-GAAP financial measures of adjusted income (loss) from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted common share, and free cash flow. Each of these non-GAAP financial measures provides supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans, reorganizational and impairment charges. The costs we incur in completing acquisitions, including the amortization of intangibles and deferred financing costs, and divestitures are excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges are excluded as the charges are not indicative of our ongoing operating cost. We believe the presentation of adjusted income (loss) from operations, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted common share, and free cash flow provides useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.
The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company's industry, as other companies may calculate such financial results differently. The Company's non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.
(a) Non-GAAP adjusted income (loss) from operations represents GAAP income (loss) from operations, adjusted to exclude the effects of restructuring and integration expense; non-operational charges related to acquisition and transition expense, intangible amortization costs for fair value step-up in values related to acquisitions, non-cash impairment charges, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating, and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income (loss) from operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from operations.
(b) Non-GAAP adjusted EBITDA represents GAAP net income (loss), adjusted to include income taxes, interest expense, write-off of unamortized debt issuance costs, interest rate swap payments and change in fair value that was recognized in earnings, change in fair value of preferred stock derivatives and warrants, depreciation and amortization, charges related to acquisition and transition costs, non-cash stock compensation expense, foreign exchange gain (loss) on inter-company loans, restructuring and integration expense, costs related to divested businesses and litigation settlements, income from discontinued operations, and non-cash impairment charges, to the extent applicable. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating, and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.
(c) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the respective table. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying the applicable statutory rates by tax jurisdiction unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.
(d) Non-GAAP adjusted net income (loss) represents GAAP net income (loss) adjusted to exclude the tax-affected effects of charges related to acquisition and transition costs, foreign exchange gain (loss) on inter-company loans, restructuring and integration charges, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, non-cash impairment charges, write-off of unamortized debt issuance costs, interest rate swap payments and change in fair value, change in fair value of preferred stock derivatives and warrants, costs related to divested businesses and litigation settlements, income (loss) from discontinued operations, and preferred stock cumulative dividends and deemed dividends. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating, and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry.